                                                                     Exhibit 5.1


               [SHEPPARD MULLIN RICHTER & HAMPTON LLP LETTERHEAD]


September 29, 2006

MicroIslet, Inc.
6370 Nancy Ridge Drive, Suite 112
San Diego, California 92121

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by MicroIslet, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration for resale of (i) 2,558,755 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") and (ii) up to 1,403,634 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Warrants") issued to the selling stockholders named in the Registration Statement as follows:

         o 2,552,061 Shares issued pursuant to the Securities Purchase Agreement dated as of July 27, 2006, by and among the Company and the purchasers identified on the signature pages thereto (the "2006 Purchase Agreement"), which was entered into in connection with the Company's August 2006 equity financing (the "August 2006 Financing");

         o Warrants exercisable for an aggregate of 1,403,634 Warrant Shares issued in the August 2006 Financing; and

         o 6,694 Shares issued pursuant to the Registration Rights Agreement dated as of December 23, 2005, by and among the Company and investors identified on the signature page thereto (the "2005 Registration Rights Agreement") and the Securities Purchase Agreement by and among the Company and such investors (the "2005 Purchase Agreement"), which was entered into in connection with the Company's December 2005 equity financing (the "December 2005 Financing") representing payment of liquidated damages which accrued through May 12, 2006.

The Company is filing the Registration Statement on behalf of the selling stockholders named in the Registration Statement (the "Selling Stockholders"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company's Articles of Incorporation, as amended, the Company's Amended and Restated Bylaws, the corporate proceedings taken by the Company establishing the Executive Committee of the Board of Directors of the Company, the corporate proceedings taken by the Company in connection with the August 2006 Financing and the December 2005 Financing and the issuance of the Shares and the Warrants (collectively, the "Transactions"), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that (i) the stock certificates issued to represent the Shares (collectively, the "Issued Share Certificates") conform to the specimen Common Stock certificate submitted to us, (ii) the stock certificates to be issued to represent the Warrant Shares (collectively, the "Future Share Certificates") will conform to the specimen Common Stock certificate submitted to us, (iii) the Issued Share Certificates were properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of the Nevada Revised Statutes and
Section 1 of Article VII of the Amended and Restated Bylaws of the Company, (iv) the Future Share Certificates will be properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with
Section 78.235 of the Nevada Revised Statutes and Section 1 of Article VII of the Amended and Restated Bylaws of the Company, (v) shares currently reserved will remain available for the issuance of the Warrant Shares, and (vi) neither the Company's charter documents nor any of the proceedings relating to the August 2006 Financing, or any of the warrant agreements relating to the Warrant Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Warrant Shares. We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Warrant Shares, the 2006 Purchase Agreement, the 2005 Registration Rights Agreement, the 2005 Purchase Agreement, the Transactions, or any other transactions that may be related thereto or contemplated thereby.


                                     Very truly yours,

                                     /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP